COMMERCIAL LEASE

This Lease Agreement (this "Lease") is dated as of March 01, 2014, by and between SGM EXE, LLC, a Nevada limited liability company, ("Landlord"), and Crexendo, Inc., a Delaware Corporation ("Tenant"). The parties agree as follows:

WHEREAS: Tenant has sold the property subject to this lease to Landlord contemporaneously with this Lease.

WHEREAS: The sale of the property was contingent on executing a lease the terms of which are detailed herein.

RECITALS:

1. **PREMISES:** Landlord, in consideration of the lease payments provided in this Lease, leases to Tenant the building located at 1615 S 52nd St, Tempe, AZ 85281 and all office cubicles, and the non-encumbered furniture at the leased location as of the date of the commencement of this lease (the "Premises") located at 1615 S 52nd St, Tempe, Tempe,, AZ 85281.

2. **LEGAL DESCRIPTION.** The legal description for the premises is. LOT 41 Hohokam Industrial Park II, according to Book 174 of Maps, Page 33, records of Maricopa County, Arizona.

3. **TERM:** The initial lease term will begin on March 01, 2014 and will terminate on February 28, 2017. There shall be additional terms as detailed in Paragraph 12.

4. **LEASE PAYMENTS.** Tenant shall pay to Landlord lease payments of $300,000.00 per year; rent shall be payable in advance when paid in stock, on the first day of the lease year, for a total lease payment of $900,000 in common stock of Crexendo, Inc. The payment for the entire three year lease term shall be due as of March 1, 2104. The payments for the initial lease term are to be made with the issuance of Crexendo, Inc. common stock (NYSE MKT: EXE). The stock price

stock price per share will be computed at $3.00 per share with the total payment being 300,000 shares of common stock. The stock will contain standard registration restrictions and be issued as soon as reasonably practical after the due date. Lease payments shall be made to the Landlord at P.O. Box 19790, Reno, NV 89511, which address may be changed from time to time by the Landlord.

5. **POSSESSION.** Tenant shall be entitled to possession on the first day of the term of this Lease, and shall yield possession to Landlord on the last day of the term of this Lease, unless renewed under the terms detailed in paragraph 12 or otherwise agreed by both parties in writing. At the expiration of the term, Tenant shall remove its goods and effects and peaceably yield up the Premises to Landlord in as good a condition as when delivered to Tenant, ordinary wear and tear excepted.

6. **USE OF PREMISES.** Tenant may use the Premises only for commercial purposes and use. The location is expected to be used as headquarters of Crexendo, Inc. and house a data center and other ancillary business related enterprises. The Premises may be used for any other purpose only with the prior written consent of Landlord, which shall not be unreasonably withheld. Tenant shall notify Landlord of any anticipated extended absence from the Premises not later than the first day of the extended absence.

7. **EXCLUSIVITY.** The Landlord hereby gives the Tenant the exclusive right to conduct their primary business activity on the property.

8. **FURNISHINGS.** The following furnishings will be provided: office cubicles, and the non-encumbered furniture at the leased location as of the date of the commencement of this lease Tenant shall return all such items at the end of the lease term in a condition as good as the condition at the beginning of the lease term, except for such deterioration that might result from normal use of the furnishings. The parties specifically agree that any electronic equipment, office equipment, servers, and computers the data center, data center-racks and equipment are owned by Tenant.

9. **PARKING.** Tenant shall be entitled to use all parking spaces at the location.

10. **PROPERTY INSURANCE.** Tenant shall maintain casualty insurance on the Premises in an amount not less than 100% of the full replacement value. Landlord shall be named as an additional insured in such policies. Tenant shall deliver appropriate evidence to Landlord as proof that adequate insurance is in force issued by companies reasonably satisfactory to Landlord.

Landlord shall receive advance written notice from the insurer prior to any termination of such insurance policies. Tenant shall also maintain any other insurance which Landlord may reasonably require for the protection of Landlord's interest in the Premises. Tenant is responsible for maintaining casualty insurance on its own property.

11. **LIABILITY INSURANCE**. Tenant shall maintain liability insurance on the Premises in a total aggregate sum of at least $1,000,000.00. Tenant shall deliver appropriate evidence to Landlord as proof that adequate insurance is in force issued by companies reasonably satisfactory to Landlord. Landlord shall receive advance written notice from the insurer prior to any termination of such insurance policies.

12. **RENEWAL TERMS**. This Lease shall automatically renew for two three year renewal terms, unless tenant gives written notice of termination no later than 60 days prior to the end of the term or renewal term. The lease terms during any such renewal term shall be the same as those contained in this Lease. The rental charge may either be agreed to by the parties or be no greater than the median commercial rent charge for similar commercial locations at that time based on a survey by a licensed appraiser agreed to by the parties with the cost for such borne equally by both parties. Payments for the renewal terms shall be paid either in cash or stock at the option of the tenant. If paid in cash the lease installment payments shall be paid on a monthly basis. If in stock the stock price shall be determined computing by the average of the last sale price for each business day for the thirty (30) days prior to first day of the lease each year,delivery terms for the stock will be under the terms and conditions contained in Paragraph 4.

13. **MAINTENANCE.** Tenant shall have the responsibility to maintain the Premises in good repair at all times during the term of this Lease. Maintenance shall include all repairs minor and major including but not limited to roof and HVAC system.

14. **UTILITIES AND SERVICES**. Tenant shall be responsible for all utilities and services incurred in connection with the Premises.

15. **TAXES.** **(A)** REAL ESTATE TAXES. Tenant shall pay all real estate taxes and assessments which are assessed against the Premises during the time of this Lease. (B) PERSONAL TAXES. Tenant shall pay all personal taxes and any other charges which may be levied against the Premises and which are attributable to Tenant's use of the Premises, along with all sales and/or use taxes (if any) that may be due in connection with lease payments.

16. **DESTRUCTION OR CONDEMNATION OF PREMISES.** If the Premises are partially destroyed by fire or other casualty to an extent that prevents the conducting of Tenant's use of the Premises in a normal manner, and if the damage is reasonably repairable within sixty days after the occurrence of the destruction, and if the cost of repair is less than $150,000.00, Landlord shall repair the Premises and a just proportion of the lease payments shall abate during the period of the repair according to the extent to which the Premises have been rendered untenantable. However, if the damage is not repairable within sixty days, or if the cost of repair is $150,000.00 or more, or if Landlord is prevented from repairing the damage by forces beyond Landlord's control, or if the property is condemned, this Lease shall terminate upon twenty days' written notice of such event or condition by either party and any unearned rent paid in advance by Tenant shall be apportioned and refunded to it. Tenant shall give Landlord immediate notice of any damage to the Premises.

17. **DEFAULTS.** Tenant shall be in default of this Lease if Tenant fails to fulfill any lease obligation or term by which Tenant is bound. Subject to any governing provisions of law to the contrary, if Tenant fails to cure any financial obligation within 15 days (or any other obligation within 25 days) after written notice of such default is provided by Landlord to Tenant, Landlord may take possession of the Premises without further notice (to the extent permitted by law), and without prejudicing Landlord's rights to damages. In the alternative, Landlord may elect to cure any default and the cost of such action shall be added to Tenant's financial obligations under this Lease. Tenant shall pay all costs, damages, and expenses (including reasonable attorney fees and expenses) suffered by Landlord by reason of Tenant's defaults. All sums of money or charges required to be paid by Tenant under this Lease shall be additional rent, whether or not such sums or charges are designated as "additional rent". The rights provided by this paragraph are cumulative in nature and are in addition to any other rights afforded by law.

18. **CUMULATIVE RIGHTS.** The rights of the parties under this Lease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

19. **REMODELING OR STRUCTURAL IMPROVEMENTS.** Tenant shall have the obligation to conduct any construction or remodeling (at Tenant's expense) that may be required to use the Premises as specified above. Tenant may also construct such fixtures on the Premises (at Tenant's expense) that appropriately facilitate its use for such purposes. Such construction shall be undertaken and such fixtures may be erected only with the prior written consent of the Landlord which shall not be unreasonably withheld. At the end of the lease term, Tenant shall be entitled to remove (or at the request of Landlord shall remove) such fixtures, and shall restore the Premises to substantially the same condition of the Premises at the commencement of this Lease.

20. **ACCESS BY LANDLORD TO PREMISES**. Subject to Tenant's consent (which shall not be unreasonably withheld), Landlord shall have the right to enter the Premises to make inspections, provide necessary services, or show the unit to prospective buyers, mortgagees, tenants or workers. However, Landlord does not assume any liability for the care or supervision of the Premises. As provided by law, in the case of an emergency, Landlord may enter the Premises without Tenant's consent. During the last three months of this Lease, or any extension of this Lease, Landlord shall be allowed to display the usual "To Let" signs and show the Premises to prospective tenants.

21. **INDEMNITY REGARDING USE OF PREMISES.** To the extent permitted by law, Tenant agrees to indemnify, hold harmless, and defend Landlord from and against any and all losses, claims, liabilities, and expenses, including reasonable attorney fees, if any, which Landlord may suffer or incur in connection with Tenant's possession, use or misuse of the Premises, except Landlord's act or negligence.

22. **DANGEROUS MATERIALS**. Tenant shall not keep or have on the Premises any article or thing of a dangerous, flammable, or explosive character that might substantially increase the danger of fire on the Premises, or that might be considered hazardous by a responsible insurance company, unless the prior written consent of Landlord is obtained and proof of adequate insurance protection is provided by Tenant to Landlord.

23. **COMPLIANCE WITH REGULATIONS**. Tenant shall promptly comply with all laws, ordinances, requirements and regulations of the federal, state, county, municipal and other authorities, and the fire insurance underwriters. However, Tenant shall not by this provision be required to make alterations to the exterior of the building or alterations of a structural nature.

24. **MECHANICS LIENS.** Neither the Tenant nor anyone claiming through the Tenant shall have the right to file mechanics liens or any other kind of lien on the Premises and the filing of this Lease constitutes notice that such liens are invalid. Further, Tenant agrees to (1) give actual advance notice to any contractors, subcontractors or suppliers of goods, labor, or services that such liens will not be valid, and (2) take whatever additional steps that are necessary in order to keep the premises free of all liens resulting from construction done by or for the Tenant.

25. **ARBITRATION**. Any controversy or claim relating to this contract, including the construction or application of this contract, will be settled by binding arbitration under the rules of the American Arbitration Association, and any judgment granted by the arbitrator(s) may be enforced in any court of proper jurisdiction.

26. **ASSIGNABILITY/SUBLETTING.** Tenant may not assign or sublease any interest in the Premises, nor assign, mortgage or pledge this Lease, without the prior written consent of Landlord, which shall not be unreasonably withheld.

27. **NOTICE.** Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows:

LANDLORD:

SGM EXE, LLC, a Nevada limited liability company

PO Box 19790

Reno, NV 89511

Attn: Steven G. Mihaylo, Manager

TENANT:

Crexendo, Inc.

1615 S 52nd St, Tempe,

Tempe,, AZ 85281

Such addresses may be changed from time to time by any party by providing notice as set forth above. Notices mailed in accordance with the above provisions shall be deemed received on the third day after posting.

28. **GOVERNING LAW.** This Lease shall be construed in accordance with the laws of the State of Arizona.

29. **ENTIRE AGREEMENT/AMENDMENT.** This Lease Agreement contains the entire agreement of the parties and there are no other promises, conditions, understandings or other agreements,

whether oral or written, relating to the subject matter of this Lease. This Lease may be modified or amended in writing, if the writing is signed by the party obligated under the amendment.

30. **SEVERABILITY**. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

31. **WAIVER.** The failure of either party to enforce any provisions of this Lease shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Lease.

32. **BINDING EFFECT**. The provisions of this Lease shall be binding upon and inure to the benefit of parties and their respective legal representatives, successors and assigns.

SIGNATURE PAGE FOLLOWS

SINGATURE PAGE

LANDLORD:

SGM EXE, LLC, a Nevada limited liability company

signature [signature]

by STEVEN G. MIHAYLO (print name)

It's MANAGER (title)

State of Arizona

County of Maricopa

On this 4th day of March, 2014, before me personally

Appeared Steve G. Mihaylo (name of signer), whom I

know personally, and acknowledged that he/she executed the same.

[signature]

Notary Public

MONIQUE RIEDER
Notary Public - State of Arizona
MARICOPA COUNTY
My Commission Expires
August 18, 2016

TENANT

Crexendo, Inc., a Delaware Corporation

signature [signature]

by Ron Vincent (print name)

it's Chief Financial Officer (title)

State of Arizona

County of Maricopa

On this 28th day of February, 2014, before me personally

appeared Ron Vincent (name of signer), whom I

know personally, and acknowledged that he/she executed the same.

[signature]

Notary Public

MONIQUE RIEDER
Notary Public - State of Arizona
MARICOPA COUNTY
My Commission Expires
August 18, 2016